Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated April 29, 2022, with respect to the consolidated financial statements of Bancshares of Jackson Hole Incorporated and its subsidiary for the fiscal year ended December 31, 2021, in the registration statement (No. 333-267226) on Form S-3, prospectus supplement dated November 1, 2022. We also consent to the reference to our firm under the heading “Experts” in the registration statement (No. 333-267226) on Form S-3, prospectus supplement dated November 1, 2022.

/s/ FORVIS, LLP

(Formerly, BKD, LLP)

Nashville, Tennessee

November 1, 2022